040105

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Articles of Incorporation

(PURSUANT TO NRS CHAPTER 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT | **ABOVE SPACE IS FOR OFFICE USE ONLY**

1. Name of Corporation:	Weed Real Estate, Inc.
2. Registered Agent for Service of Process: (check only one box)	[X] Commercial Registered Agent: REGISTERED AGENTS INC. - E0354042011-8 (Name) [ ] Noncommercial Registered Agent (name and address below) **OR** [ ] Office or Position with Entity (name and address below) Name of Noncommercial Registered Agent **OR** Name of Title of Office or Other Position with Entity: Street Address: ___ City: ___ Nevada Zip Code: ___ Mailing Address (if different from street address): ___ City: ___ Nevada Zip Code: ___
3. Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares *with par value:* 520,000,000 Par value per share: $ .0001 Number of shares *without par value:* none
4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)	1) Douglas DiSanti (Name) 340 W. 42nd St, FL 2, P.O. Box 2455 (Street Address) New York (City) NY (State) 10036 (Zip Code) 2) ___ (Name) Street Address ___ City ___ State ___ Zip Code ___
5. Purpose: (optional; required only if Benefit Corporation status selected)	*The purpose of the corporation shall be:* To engage in any lawful business activity. **6. Benefit Corporation:** (see instructions) [ ] Yes
7. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)	**I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State.** Douglas DiSanti (Name) X [signature] (**Incorporator Signature**) 340 W. 42nd St, FL 2, P.O. Box 2455 (Address) New York (City) NY (State) 10036 (Zip Code)
8. Certificate of Acceptance of Appointment of Registered Agent:	*I hereby accept appointment as Registered Agent for the above named Entity.* X [signature] **Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity** May 5, 2015 (Date)

This form must be accompanied by appropriate fees.

Additional Information Pursuant to the Articles of Incorporation of Weed Real Estate, Inc.

The total number of shares of capital stock which the Corporation shall have authority to issue is: five hundred twenty million (520,000,000). These shares shall be divided into two classes with five hundred million (500,000,000) shares designated as common stock at $.0001 par value (the "Common Stock") and twenty million (20,000,000) shares designated as preferred stock at $.0001 par value (the "Preferred Stock").

The Preferred Stock of the Corporation shall be issuable by authority of the Board of Director(s) of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time. The authority of the Board of Directors with respect to each class or series shall include all designation rights conferred by the NRS upon directors, including, but not limited to, determination of the following:

(a) The number of shares constituting of that class or series and the distinctive designation of that class or series;

(b) The dividend rate on the share of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priorities, if any, of payment of dividends on shares of that class or series;

(c) Whether the shares of that class or series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of conversion rate(s) in relation to such events as the Board of Directors shall determine;

(d) Whether the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which amount they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(e) Whether there shall be a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund

(f) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class or series; and

(g) Any other relative rights, preferences and limitations of that class or series now or hereafter permitted by law.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of shares of stock of any class or series shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class or series, or of securities convertible into shares of stock of any class or series, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

In furtherance and not in limitation of the powers conferred by the laws of the State of Nevada, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the by-laws of the Corporation.

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit. If the NRS hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended NRS. Neither any amendment to or repeal of this Article, nor the adoption of any provision hereof inconsistent with this Article, shall adversely affect any right or protection of any director of the Corporation existing at the time of, or increase the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to or at the time of such amendment.

The Corporation shall indemnify, to the fullest extent permitted by NRS, *as* amended from time to time, each person that such section grants the Corporation the power to indemnify.

The election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.